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Amgen Inc.

(Name of Registrant as Specified In Its Charter)

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[The following letter was sent by Amgen Inc. to certain institutional holders of Amgen common stock beginning April 19, 2010.]

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799 805.447.1000 www.amgen.com

April 19, 2010

{NAME}

{COMPANY NAME}

{ADDRESS}

Dear {Stockholder Name}:

I am writing to solicit your support for the position of Amgen Inc. and its Board of Directors in opposing a stockholder proposal to be voted on at Amgen’s Annual Meeting of Stockholders scheduled for May 12, 2010. This proposal, submitted by Mr. William Steiner, requests the Company take such steps necessary to permit shareholders to act by written consent of a majority of shares outstanding.

Our Board opposes and recommends a vote against this proposal for the following reasons:

•	Where action is required outside of an annual meeting, the Company may call a special meeting.

•	Stockholders may also call a special meeting with 15% of outstanding shares which is a lower threshold than the average of our peers.

•

The written consent process increases the potential (particularly in light of the fluid nature of communications enabled through technology and social media) for holders of a majority of shares outstanding to take action without notifying or receiving the input of the Board or minority stockholders. The Board believes that this is contrary to the principles of stockholder democracy.

•

The uncertain timetable created by the written consent procedure – the action is effective as soon as consents representing the requisite number of votes are received – could deter any potential higher bids in an acquisition offer, as potential bidders would not want to engage in the cost and effort of due diligence and negotiations given the possibility that at any time, without notice, our Board might be replaced.

•

Delaware General Corporation Law expressly permits companies to eliminate or restrict stockholder action by written consent in order to ensure that all stockholders have an opportunity to consider any proposed stockholder action in advance. This explains, in part, why the vast majority of public companies do not allow stockholder action by written consent.

•	Amgen has comprehensive corporate governance policies in place that are designed to address the most important issues facing stockholders and corporations today, including:

-	The Board is controlled by a supermajority of independent outsiders.

-	The full Board of Directors is elected annually.

-	Amgen employs a majority vote standard with plurality for contested elections and a director resignation policy.

-	Amgen does not have a Poison Pill in place.

-	Stockholders may call a special meeting with a 15% threshold.

We would welcome the opportunity to discuss the Company’s position on this proposal with you and encourage you to vote against this stockholder proposal. Please do not hesitate to contact Investor Relations by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions. I realize that there are many demands on your time and I want to personally thank you for your attention to this important issue.

Sincerely,

/s/    Kevin W. Sharer

Kevin W. Sharer

Chairman of the Board,

Chief Executive Officer and President

cc:	{NAME}